May 17, 2001


Mr. Giambattista Aliprandi
Vice President, Senior Corporate Controller
   and Treasurer
LIGAND PHARMACEUTICALS INCORPORATED
10275 Science Center Drive
San Diego, CA  92121

Dear Gian:

          The purpose of this letter agreement is to document the terms of the severance package to which you will be entitled should your employment with Ligand Pharmaceuticals Incorporated (the "Company") terminate under certain specified circumstances.

          Part One of this letter agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two specifies the terms and conditions upon which you may become entitled to receive severance benefits in the event your employment with the Company were to be terminated involuntarily whether in connection with certain changes in control of the Company or otherwise. Part Three concludes this agreement with a series of general terms and conditions applicable to your severance benefits.

                             PART ONE -- DEFINITIONS

          DEFINITIONS. For purposes of this letter agreement, including in particular the application of the special benefit limitations of Part Three, the following definitions will be in effect:

          AVERAGE COMPENSATION means your average W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency with which such wages are paid during such partial year, before inclusion within your Average Compensation.

Mr. Giambattista Aliprandi
May 17, 2001
Page 2


          BOARD means the Company's Board of Directors.

          CHANGE IN CONTROL means any of the following events:

          (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company other than in the ordinary course,

          (iii) any reverse merger in which the Company ceases to exist as an independent corporation and becomes the subsidiary of another corporation,

          (iv) any Hostile Take-Over,

          (v) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities,

          (vi) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of additional securities of the Company which increase the total holdings of such person (or group) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, or

          (vii) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board (rounded up to the nearest whole number).

Mr. Giambattista Aliprandi
May 17, 2001
Page 3


          CODE means the Internal Revenue Code of 1986, as amended.

          COMMON STOCK means the Company's common stock, par value $0.001 per share.

          EQUITY INCENTIVE PLANS mean any of the following equity incentive plans of the Company: 1992 Stock Option/Stock Issuance Plan, as amended; Restricted Stock Purchase Plan, as amended; and 1988 Stock Option Plan, as amended.

          HEALTH CARE COVERAGE means the continued health care coverage to which you and your eligible dependents may become entitled under this agreement upon the Involuntary Termination of your employment other than Termination for Cause.

          HOSTILE TAKE-OVER means either of the following events:

          (i) the acquisition by any person (or related group of persons) whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities pursuant to a tender offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept, or

          (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

Mr. Giambattista Aliprandi
May 17, 2001
Page 4

          INVOLUNTARY TERMINATION means the termination of your employment with the Company:

          (i) involuntarily upon your discharge or dismissal, or

          (ii) voluntarily upon your resignation in connection with any of the following changes to the terms and conditions of your employment: (A) a change in your position with the Company which materially reduces your level of responsibility, (B) a greater than ten percent (10%) reduction in your level of compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) or (C) a relocation of your principal place of employment by more than fifty (50) miles.

          The following guidelines shall determine whether one or more reductions in compensation should be taken into account for purposes of clause
(ii)(B):

          - Any reduction in compensation which occurs in connection with an across-the-board reduction in the level of compensation payable to the Company's executive officers or senior management shall not constitute grounds for a clause (ii)(B) resignation, unless implemented within eighteen (18) months after a Change in Control.

          - In the event of a Hostile Take-Over, the greater than ten percent (10%) standard of clause (ii)(B) shall be reduced to zero percent (0%) so that any reduction in the level of your compensation shall constitute grounds for a clause (ii)(B) resignation.

          In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of death or permanent disability.

          OPTION means any option granted to you under any of the Equity Incentive Plans which is outstanding at the time of your Involuntary Termination or any earlier Change in Control. Your outstanding options are to be divided into two separate categories as follows:

          - ACQUISITION-ACCELERATED OPTIONS: any outstanding Option (or installment thereof) which accelerates upon a Change in Control in

Mr. Giambattista Aliprandi
May 17, 2001
Page 5

          accordance with the automatic acceleration provisions of the Equity Incentive Plans.

               - SEVERANCE-ACCELERATED OPTIONS: any outstanding Option (or installment thereof) which is not an Acquisition-Accelerated Option but which accelerates upon your Involuntary Termination, whether or not in connection with a Change in Control, as part of your severance benefits under this agreement.

          EQUITY PARACHUTE PAYMENT means, with respect to any Option (whether Acquisition-Accelerated or Severance-Accelerated) or unvested Stock Issuance, the portion deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. Such Equity Parachute Payment shall be calculated in accordance with the valuation provisions established under Code
Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to your vesting in the accelerated portion of such Option or Stock Issuance.

          OTHER PARACHUTE PAYMENTS mean any payments in the nature of compensation to which you may become entitled under this letter agreement (other than the Equity Parachute Payment) or any other arrangement with the Company, to the extent such payments qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder or would so qualify if the aggregate present value of such payments exceeded the amount specified in Code Section 280G(b)(2)(ii).

          STOCK ISSUANCE means the issuance of unvested shares of Common Stock under the Company's Restricted Stock Plan or any other Equity Incentive Plan.

          TERMINATION FOR CAUSE means an Involuntary Termination of your employment with the Company by reason of your conviction of any felony or other criminal act, your commission of any act of fraud or embezzlement, your unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries, or any other intentional misconduct on your part which adversely affects the business or affairs of the Company in a material manner.

Mr. Giambattista Aliprandi
May 17, 2001
Page 6


                  PART TWO -- INVOLUNTARY TERMINATION BENEFITS


          You will be entitled to receive the severance benefits specified below should there occur an Involuntary Termination of your employment during the term of this letter agreement effected in connection with a Change in Control, other than an Involuntary Termination which constitutes a Termination for Cause. However, in the absence of a Hostile Take-Over, these benefits will continue to be paid you only for so long as you remain available for any consulting services required of you under Part Two, Paragraph 4 and abide by the restrictive covenants set forth in Part Two, Paragraph 5.

          1. SEVERANCE PAYMENTS. You will receive severance payments from the Company for a period of twelve (12) months following your Involuntary Termination in an aggregate amount equal to the sum of (A) one (1) times the annual rate of base salary in effect for you at the time of your Involuntary Termination plus (B) one (1) times the average of the bonuses paid to you for services rendered in the two (2) fiscal years immediately preceding the fiscal year of your Involuntary Termination. If a bonus is paid to you for only one of those years, then the bonus amount under Clause (B) will be equal to one (1) times such bonus amount. The aggregate severance payments shall be paid to you in equal installments over the twelve-month period in accordance with the Company's normal payroll practices and subject to all applicable withholding taxes. The severance payments will immediately terminate in the event you should cease to remain available for the consulting services required of you under Paragraph 4 or in the event you fail to abide by the restrictive covenants set forth in Paragraph 5. However, in the event your Involuntary Termination occurs in connection with a Hostile Take-Over, your severance payments will be paid to you in the form of a single lump sum amount within thirty (30) days after such Involuntary Termination, and the provisions of Paragraphs 4 and 5 will not apply.

          2. HEALTH CARE COVERAGE. The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental plan until the EARLIER of (i) ------- twelve (12) months after the effective date of your Involuntary Termination or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such coverage will be in lieu of any other continued health care

Mr. Giambattista Aliprandi
May 17, 2001
Page 7



coverage to which you or your dependents would otherwise be entitled pursuant to the requirements of Code Section 4980B by reason of your termination of employment.


          3. OPTION ACCELERATION AND LAPSE OF RESTRICTIONS. Each of your outstanding Options under the Equity Incentive Plans will (to the extent not then otherwise exercisable) automatically accelerate so that each such Option will become immediately exercisable for the total number of shares of Common Stock at the time subject to that Option. Each such accelerated Option, together with all of your other vested Options, will remain exercisable for a period of twelve (12) months following your Involuntary Termination until the end of the specified ten (10)-year option term and may be exercised for any or all of the option shares in accordance with the exercise provisions of the option agreement evidencing the grant. In addition, all restrictions applicable to the Stock Issuances you hold (to the extent those restrictions have not previously lapsed in accordance with the terms of the issuance agreements) will automatically lapse upon your Involuntary Termination.


          4. CONSULTING SERVICES. Unless your Involuntary Termination occurs in connection with a Hostile Take-Over, you will make yourself available to perform consulting services reasonably requested of you during the twelve (12)-month period following your Involuntary Termination. You will be compensated at an hourly rate to be agreed upon by you and the Company at the time such consulting services are to be rendered, and you will be reimbursed for all reasonable out-of-pocket expenses incurred in rendering such services upon your submission of appropriate documentation for those expenses.


          5. RESTRICTIVE COVENANTS. For the one hundred twenty (120)-day period following your Involuntary Termination:

               (i)You will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then existing or formally planned product lines

Mr. Giambattista Aliprandi
May 17, 2001
Page 8

          and which is located geographically in an area where the Company maintains substantial business activities, unless you obtain the prior written consent of the Board of Directors.

               (ii) You will not directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

               (iii) You will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

          You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the cessation of the severance benefits provided you under this agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

          None of the foregoing restrictive covenants shall be applicable in the event your Involuntary Termination occurs in connection with a Hostile Take-Over.

          6. BENEFIT REDUCTION. In the event of a Change in Control, the following limitations shall become applicable:

          a. BENEFIT REDUCTION. If the Change in Control does not constitute a Hostile Take-Over, first the dollar amount of your severance payment under Paragraph 1 will be reduced to the extent necessary to assure that the present value of those benefits will not, when added to the present value of your Equity Parachute Payment and your Other Parachute Payments, exceed 2.99 times your Average Compensation. In the event of a Hostile Take-Over, no reduction will be made to your severance payment (or any other benefit to which you become entitled hereunder), unless necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

          b. RESOLUTION OF DISPUTES. In the event there is any disagreement between you and the Company as to whether one or more benefits to which you become entitled (whether under this letter agreement or otherwise) in connection with

Mr. Giambattista Aliprandi
May 17, 2001
Page 9

a Change in Control constitute Equity Parachute Payments or Other Parachute Payments, such dispute is to be resolved as follows:

          - In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G specifically address the status of such benefits or the method for their valuation, the characterization afforded to such benefits by the Regulations, together with the methods prescribed for their valuation, shall be controlling.

          - In the event such Regulations do not address the status of the benefits in dispute, the matter shall be submitted for resolution to independent counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel shall be final and controlling. However, should the Independent Counsel determine that the status of the benefits in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling shall be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling shall be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request shall be paid by the Company.

          - The present value of each Equity Parachute Payment and each of the Other Parachute Payments (including your severance payment and Health Care Coverage) shall be determined in accordance with the provisions of Code Section 280G(d)(4) and the Treasury Regulations issued thereunder.

          The full amount of your severance benefit under Paragraph 1 shall not be paid to you until any amounts in dispute under this Paragraph 6.b. have been resolved in accordance herewith. However, any portion of such severance payment which would not otherwise exceed the benefit limitation of Paragraph 6.a. even if all amounts in dispute under this Paragraph 6.b. were to be resolved against you will be paid to you in accordance with the applicable provisions of this letter agreement.

          c. OVERRIDING LIMITATION. You will in all events be entitled to receive the full amount of your severance payment under Paragraph 1, to the extent those benefits, when added to the present value of your Equity Parachute Payment and your Other Parachute Payments (excluding such severance payment), will nevertheless qualify as reasonable compensation within the standards established under Code Section 280G(b)(4).


          d. INTERPRETATION. The provisions of this Paragraph 6 shall in all events be interpreted in such manner as will avoid the imposition of excise taxes under Code Section 4999, and the disallowance of deductions under Code

Mr. Giambattista Aliprandi
May 17, 2001
Page 10

Section 280G(a), with respect to your severance benefits under this letter agreement.

                     PART THREE -- MISCELLANEOUS PROVISIONS

          1. TERMINATION FOR CAUSE. Should your Involuntary Termination constitute a Termination for Cause, then the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two or Part Three of this letter agreement.

          2. TERM OF AGREEMENT. The provisions of this letter agreement will continue in effect for a period of five (5) years from the date hereof.

          3. GENERAL CREDITOR STATUS. The benefits to which you may become entitled under this letter agreement (except those attributable to your Options or Stock Issuances) will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

          4. DEATH. Should you die before receipt of all benefits to which you become entitled under this letter agreement, then the payment of such benefits will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your Severance-Accelerated Options (if any) or any other of your outstanding vested Options, then each such Option may be exercised, during the applicable exercise period in effect hereunder for those options at the time of your death, by the executors or administrators of your estate or by person to whom the Option is transferred pursuant to your will or in accordance with the laws of inheritance.

Mr. Giambattista Aliprandi
May 17, 2001
Page 11

          5. MISCELLANEOUS. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. This agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This agreement may only be amended by written instrument signed by you and another duly-authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

          6 REMEDIES. All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

          7. ARBITRATION. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect.

          8. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

Mr. Giambattista Aliprandi
May 17, 2001
Page 12


          9. PROPRIETARY INFORMATION. You hereby acknowledge that the Company may, from time to time during your employment with the Company, disclose to you confidential information pertaining to the Company's business and affairs. All information and data, whether or not in writing, of a private or confidential nature concerning the business or financial affairs of the Company (collectively, "Proprietary Information") is and will remain the sole and exclusive property of the Company. In connection with such Proprietary Information, you agree as follows:

               (i) You will not, during your employment with the Company or at any time thereafter, disclose to any third party or directly or indirectly make use of any such Proprietary Information other than in connection with, and in furtherance of, the Company's business and affairs.

               (ii)You agree that you will use all files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information, whether created by you or others, to which you have access during your employment with the Company, only in the performance of your duties with the Company. You will return all such materials (whether written, printed or otherwise reproduced or recorded) to the Company immediately upon the termination of your employment with the Company or upon any earlier request by the Company, without retaining any copies, notes or excerpts thereof.

               (iii) Your obligations under this Paragraph 9 will continue in effect after the termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any future or prospective employer concerning your continuing obligations under this Paragraph 9.

          Please indicate your acceptance of the foregoing provisions of this severance agreement by signing the enclosed copy of this letter agreement and returning it to the Company.


Very truly yours,

LIGAND PHARMACEUTICALS INCORPORATED

/S/DAVID E. ROBINSON

David E. Robinson
Chairman, President and CEO

Mr. Giambattista Aliprandi
May 17, 2001
Page 13


DER:bjo
agree\severance.ga



ACCEPTED BY AND AGREED TO

Signature:   /S/ GIAMBATTISTA ALIPRANDI
                 Giambattista Aliprandi

Dated: May 17, 2001